 Exhibit 99.1

GILLA PROVIDES CORPORATE UPDATE; RELEASES Q2 2017 RESULTS

NEW YORK, NY – (August 17th, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, today provided a corporate update along with the release of the Company’s financial results for the three months ended June 30, 2017.

CORPORATE UPDATE

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On July 31, 2017, the Company acquired all of the issued and outstanding shares of Vape Brands International Inc. (“VBI”), a Canada-based E-liquid manufacturer and distributor. Through VBI, the Company acquired a state-of-the-art manufacturing facility in Toronto, Canada, six successful E-liquid brands and a growing Canadian distribution network covering over 500 retailers. The Company has begun its integration process and expects to realize on operational and cost-saving synergies in the second half of fiscal 2017 while focusing on growing Canadian revenues from the current run-rate revenue of approximately $1.6 million per year.

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The Company continues to build its complementary cannabis concentrates division and is utilizing a multi-jurisdictional licensing strategy to enter and launch its portfolio of products in both the medical and recreational markets. To date, the Company has entered into a licensing agreement with a licensed producer in the State of Nevada and has entered into a letter of intent to launch products with an undisclosed leading licensed producer in Canada.

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The Company has submitted an application to list its shares of common stock on the Canadian Securities Exchange (the “CSE”). On June 19th, 2017 and in connection with the proposed listing, the Company also filed a non-offering preliminary prospectus with the Ontario Securities Commission (the “OSC”) to become a reporting issuer in the Province of Ontario, Canada. The Company has since received comments from the OSC and is working towards clearing such comments with a targeted listing in the third quarter of 2017.

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May 20th, 2017 marked the final implementation of the Tobacco Products Directive (Directive 2014/40/EU) (“TPD”) and the end of the sell-through period for non-compliant product across the European Union (“EU”). Prior to the adoption date, the Company successfully introduced and marketed TPD-compliant packaging across the Company’s E-liquid portfolio and the EU.

Q2 2017 HIGHLIGHTS

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For the three months ended June 30, 2017 (“Q2 2017”), the Company generated $1,266,026 in revenue through sales of proprietary E-liquid and other vaping products as compared to $1,243,539 in revenue during the three months ended March 31, 2017 (“Q1 2017”); a stable quarter-over-quarter result given the challenges caused by a temporary slowdown in EU sales resulting from excess, non-compliant-TPD inventory that flooded the EU market ahead of the end of the sell-through period.

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Revenue generated in North America increased by 70% from Q1 2017 to Q2 2017 reflecting the Company’s recent focus in Canada and the United States. The recent acquisition of VBI is expected to further amplify sales in Canada for the second half of fiscal 2017 given the acquired distribution channel and revenue pipeline. Revenue generated in the EU decreased by 11% from Q1 2017 to Q2 2017 resulting from the effects of the TPD implementation deadline.

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The Company generated gross profit margins of 61% in Q2 2017 as compared to 56% in Q1 2017, such quarter-over-quarter increase is attributable to the reduction of one-time costs associated with the implementation of TPD-complaint packaging across the EU.

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Administrative costs, including sales and marketing expenses, increased to $1,146,710 in Q2 2017 from $997,350 in Q1 2017, such quarter-over-quarter increase is attributable to the Company’s growing global business and increased costs associated with the Company’s new cannabis concentrates division.

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Net loss amounted to $2,632,969 in Q2 2017 as compared to a net loss of $898,268 in Q1 2017. The quarter-over-quarter increase was mainly attributable to a stock option issuance expense of $1,213,605 and an amortization of debt discount expense of $505,998 resulting from the conversion of convertible debentures during the quarter. Net of these one-time expenses, the Q2 2017 net loss amounted to $913,366.

“Gilla has enjoyed continued success in its nicotine E-liquid business and has successfully navigated the introduction of regulation in many markets,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “We are also thrilled to have closed our recent acquisition of VBI and our soon to be launched cannabis concentrates products into the recreational cannabis market of Nevada. Sales are expected to be generated as soon as late August.”

About Gilla Inc.

Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high terpene vape oils, pure crystalline, high performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company’s multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high quality products that deliver a consistent and reliable user experience. Gilla’s proprietary product portfolio includes the following brands: Coil Glaze™, Siren, The Drip Factory, Craft Vapes™, Craft Clouds, Surf Sauce, Vinto Vape, VaporLiq, Vape Warriors, Vapor’s Dozen, Miss Pennysworth’s Elixirs, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com

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